Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 22, 2019

Board of Directors

ERC Homebuilders 2, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated July 18, 2019, with respect to the balance sheet of ERC Homebuilders 2, Inc. as of May 15, 2019 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the inception period from April 16, 2019 (inception) through May 15, 2019 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado
August 22, 2019